Unica Announces Preliminary Financial Results for Fourth Quarter Fiscal 2008
WALTHAM, Mass. — October 7, 2008 – Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced preliminary financial results for its fourth fiscal quarter, ended September 30, 2008.
Based on preliminary financial data, the company currently expects fourth quarter total revenue of approximately $28 million and non-GAAP diluted net income per share of approximately $0.01. This is lower than the company’s original guidance, provided on August 7, 2008, of revenue of $31.0 million to $32.0 million and non-GAAP diluted net income per share of $0.05 to $0.07. The company expects to report GAAP net loss per share for the fourth fiscal quarter of approximately $0.10. Results are preliminary in nature, and subject to change based on the completion of the company’s financial close process.
Unica currently expects cash and investments to be over $50 million at the end of the fourth fiscal quarter, representing an increase of approximately $5 million from the end of the previous quarter. The increase in cash during the fourth quarter was primarily due to cash flow from operations, which the company expects will be over $4 million for the quarter and over $12 million for the full year fiscal 2008.
Yuchun Lee, chief executive officer of Unica, stated, “We are disappointed with the financial results we expect to report for the fourth quarter. The increasingly challenging macroeconomic environment had a negative impact on the length of sales cycles and secondarily on the timing of project implementations.”
Lee added, “With the potential for current economic challenges to become more pronounced and/or take longer to improve, we believe it is prudent to target modest total revenue growth. At the same time, we expect continued strong growth in our subscription revenue and we are focused on expanding margins and driving positive cash flow in fiscal 2009. Long-term, there are a number of positive developments that make us optimistic about the company’s strategic direction and future opportunity. For example, our subscription revenue growth remains very strong, we continue to win marquee customers and our pipeline of opportunities remains solid. Finally, we have a strong balance sheet to support the execution of our growth strategy and enhance shareholder value while the company weathers the short-term macroeconomic challenges.”
Conference Call Details
Unica will discuss its preliminary fourth quarter results via a teleconference today, October 7, 2008, at 5:00 p.m. ET. To access this call, dial 888-820-9410 (domestic) or 913-312-0866 (international). Additionally, a live webcast of the conference call will be available through Unica’s web site at http://investor.unica.com.

A replay of this conference call will be available from 8:00 p.m. ET on Tuesday, October 7, 2008 through 11:59 p.m. ET on Tuesday, October 21, 2008 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 4070949. A replay of the webcast will also be available on the events portion of the Unica web site following the earnings call.
About Unica
Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software and services. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process from analysis and planning to project management, execution and measurement. More than 600 companies worldwide depend on Unica for their enterprise marketing management solution.
Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.
Note to Editors: Copyright 2008 Unica Corporation. Unica, the Unica logo, Affinium, MarketingCentral and NetInsight are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Forward-looking Statements
The information provided in this press release above contains forward-looking statements that relate to future events and future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change; and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including those factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, in each case under “Risk Factors”, which factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Non-GAAP Financial Measures
Unica has provided in this press release selected preliminary financial information that has not been prepared in accordance with GAAP. Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of whom present similar non-

GAAP financial measures to investors. Specifically, on both an historic and a forward-looking basis, these non-GAAP measures exclude:
—	Expense associated with the write-off of in-process research and development and amortization of intangible assets related to acquisitions, as exclusion of these expenses allows comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

—	Expense associated with share-based compensation related to stock options, the company’s employee stock purchase plan and restricted stock units because, while share-based compensation is a significant ongoing expense affecting the company’s results of operations, the Company’s management excludes share-based compensation from the company’s forecasting and planning process used to allocate resources. In addition, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the company believes that excluding share-based compensation may enable useful comparisons of the company’s operating results to its competitors’ results.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Contacts:

MEDIA:	INVESTORS:
Anne Mathewson	Kori Doherty
Greenough Communications	ICR
617-275-6528	617-956-6730
amathewson@greenoughcom.com	kdoherty@icrinc.com
Source: Unica Corporation

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